UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

INOVIO BIOMEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11494 Sorrento Valley Road San Diego, California	92121-1318
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 597-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Base Salaries and Stock Option Grants

On September 30, 2009, the Compensation Committee of Inovio’s Board of Directors approved (i) an increase in the annual base salary of J. Joseph Kim, Ph.D., our Chief Executive Officer, and increases in the annual base salaries of certain of the executive officers who were named in the Summary Compensation Table of our 2009 Proxy Statement (we refer to the executive officers who were named in the Summary Compensation Table of our 2009 Proxy Statement as our “named executive officers”); and (ii) grants of options to purchase Inovio common stock to Dr. Kim and certain of our named executive officers.

Annual Base Salaries. The Compensation Committee increased the annual base salary of Dr. Kim from $254,616 to $378,000, the annual base salary of Peter Kies, our Chief Financial Officer, from $222,612 to $230,000 and the annual base salary of Punit Dhillon, our Vice President, Finance and Operations, from $175,994 to $200,000.  The adjusted annual base salaries are effective as of October 1, 2009.

Stock Option Grants.  The Compensation Committee granted Dr. Kim an option to purchase 280,000 shares of Inovio common stock, Avtar Dhillon, M.D., Chairman of the Board, an option to purchase 125,000 shares of Inovio common stock, Mr. Kies an option to purchase 85,000 shares of Inovio common stock, Punit Dhillon an option to purchase 75,000 shares of Inovio common stock and Michael Fons, our Vice President, Corporate Development, an option to purchase 40,000 shares of Inovio common stock.  The options have an exercise price per share of $1.57, the closing price per share of Inovio common stock on the NYSE Amex on September 30, 2009.

Appointment of New President

Effective October 6, 2009, Dr. Dhillon ceased serving as our President, and Dr. Kim was appointed as our President.

Dr. Kim, 40, joined Inovio as Chief Executive Officer and a director on June 1, 2009 in connection with our acquisition of VGX Pharmaceuticals, Inc.  A co-founder of VGX Pharmaceuticals and its former President, Chief Executive Officer and a director from 2000 to June 2009, Dr. Kim is a veteran of the biopharmaceutical industry. Prior to VGX, Dr. Kim led efforts in manufacturing and process development of several FDA-approved products and developmental therapeutics at Merck. These products include FDA-approved vaccines for Hepatitis as well as developmental vaccines and therapeutics for HIV/AIDS. Dr. Kim has published over 70 peer-reviewed scientific papers and book chapters, holds numerous patents and sits on several editorial boards and review panels. In 2002, Dr. Kim was named as one of the world’s top 100 young innovators by Technology Review magazine and as one of the “40 under 40” by the Philadelphia Business Journal, which highlights the most dynamic professionals who are under 40 years of age in the region. Dr. Kim was also selected on the list of the “50 Most Influential Men” in the October 2003 and in the October 2006 “Power Issue” of Details Magazine. In 2004, Dr. Kim and VGX Pharmaceuticals were selected as one of 30 Technology Pioneers by the World Economic Forum. Furthermore, Dr. Kim was featured in the “Who’s Next 2005” issue of Newsweek International, which included a group of 10 leaders, scientists, and executives at the forefront of change and impact in the world. Most recently in 2006, Dr. Kim has been named a Young Global Leader by the Forum of Young Global Leaders, an affiliate of the World Economic Forum. Dr. Kim was among 175 leading executives, public figures and intellectuals under the age of 40 from 50 countries. Dr. Kim has also been featured in articles in Forbes and the New Yorker and in numerous other Media Outlets. Dr. Kim was trained in economics, engineering and biological sciences at MIT where he was a U.S. Senate Honors Scholar. He holds a Ph.D. in Biochemical Engineering from the University of Pennsylvania and an MBA in Finance from the Wharton School.

Dr. Kim has not been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Amended and Restated Employment Agreement with Avtar Dhillon, M.D.

On October 6, 2009, we entered into an Amended and Restated Employment Agreement (the “Agreement”) with Avtar Dhillon, M.D., pursuant to which he will serve as Executive Chairman.  The Agreement has a term of two years and provides for an initial base annual salary of $378,000, which base salary will be reviewed annually by the Board.  Dr. Dhillon is eligible to receive such stock options as may be approved by the Board, is entitled to five weeks paid vacation per year, and is eligible to participate in all additional fringe benefits Inovio offers to its employees.  Pursuant to the Agreement, within 60 days of the beginning of each fiscal year, the Compensation Committee and Dr. Dhillon shall agree to his performance milestones and the amount of bonus for which Dr. Dhillon will be eligible if such milestones are achieved.

We may terminate Dr. Dhillon at any time for Cause and upon 30 days notice without Cause, and Dr. Dhillon’s employment is automatically terminated upon his death or permanent disability.  In addition, Dr. Dhillon may terminate his employment (i) at any time upon providing six weeks notice in writing to Inovio, (ii) upon a material breach or default of any term of the employment agreement by Inovio, including any reduction in salary, if such material breach or default has not been remedied within 15 days after written notice of the material breach or default has been delivered by Dr. Dhillon to Inovio, (iii) for Good Reason, or (iv)  upon a Change of Control that closes after the one year anniversary of the Agreement.

In the event of the termination of the Agreement for any reason, we shall provide Dr. Dhillon, upon receipt of an executed release of claims in favor of Inovio: (i) any earned but unpaid salary as of the date of termination, (ii) any accrued but unused vacation pay as of such date, and (iii) any unreimbursed business expenses incurred as of the termination date.  If Dr. Dhillon terminates the Agreement due to a material breach or default by Inovio, for Good Reason or upon a Change of Control that occurs after the one year anniversary of the date of the Agreement, or if Inovio terminates Dr. Dhillon without Cause or upon death or disability, Inovio shall also pay Dr. Dhillon (or his estate as applicable) an amount equal to the annual bonus, if any, most recently paid to Dr. Dhillon, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator. In addition, if the employment agreement terminates under such enumerated circumstances, Inovio shall also pay Dr. Dhillon an amount equal to twelve months of his annual base salary.

For purposes of the Agreement, (i) “Cause” is defined as the occurrence of any of the following events: (a) Dr. Dhillon acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to the business of Inovio as determined by the Board; (b) Dr. Dhillon commits any crime or fraud against Inovio or its property or the conviction of Dr. Dhillon of any felony offense or crime reasonably likely to bring discredit upon Dr. Dhillon or Inovio; or (c) a material breach or default of any term of the Agreement by Dr. Dhillon if such material breach or default remains unremedied 30 days after Inovio delivers written notice of the material breach or default to Dr. Dhillon; (ii) “Change of Control” is defined as the occurrence of any of the following: (a) a majority of the directors elected at any annual or special general meeting of stockholders of Inovio are not individuals nominated by Inovio’s then incumbent board of directors; (b) there is the occurrence of an event whereby any person or entity becomes the beneficial owner of shares representing 50% or more of the combined voting power of the voting securities of Inovio; or (c) there is a merger or consolidation of Inovio with one or more corporations as a result of which, immediately following such merger or consolidation, the stockholders of Inovio as a group, as they were immediately prior to such event, will hold less than a majority of the outstanding capital stock of the surviving corporation; and (iii) “Good Reason” means any of the following, without Dr. Dhillon’s written consent: (a) Dr. Dhillon ceases to report directly to the Board of Directors, or (b) any other material reduction in Dr. Dhillon’s duties, position, authority, title or responsibilities relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction; provided that Inovio has not cured or remedied such Good Reason within 15 days after written notice of the Good Reason from Dr. Dhillon.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.              Other Events.

On September 30, 2009, the Compensation Committee of Inovio’s Board of Directors granted an option to purchase 75,000 shares of Inovio common stock to each of our non-employee directors, Simon Benito, Morton Collins, Ph.D. and Tee Khiang Ng.  The options have an exercise price per share of $1.57, the closing price per share of Inovio common stock on the NYSE Amex on September 30, 2009.

In addition, on September 30, 2009, the Compensation Committee approved a revised compensation structure for our non-employee directors.  Each of our non-employee directors will be paid $20,000 annually and receive $1,500 for attendance at each in-person board meeting and $750 for attendance at each telephonic board meeting.  Additionally, the chairperson of each of the audit committee, the compensation committee and the nomination and corporate governance committee will each receive $14,000, $9,000 and $5,000 annually, respectively, and members of the audit committee, the compensation committee and the nomination and corporate governance committee (not including chairpersons) will receive $8,000, $5,000 and $3,000 annually, respectively, and $1,000 for attendance at each meeting of such committees.

Upon their election to our board of directors, each of our non-employee directors will be granted an initial option to purchase up to 75,000 shares of Inovio common stock at the then fair market value pursuant to the terms of our Amended and Restated 2007 Omnibus Incentive Plan. In addition, each non-employee director will be automatically granted an option to purchase up to 35,000 shares of Inovio common stock if he or she remains on the board of directors on the date of each annual meeting of stockholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement dated October 6, 2009 by and between Inovio Biomedical Corporation and Dr. Avtar Dhillon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2009

INOVIO BIOMEDICAL CORPORATION

By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement dated October 6, 2009 by and between Inovio Biomedical Corporation and Dr. Avtar Dhillon